FOURTH AMENDMENT TO RIGHTS AGREEMENT



     THIS FOURTH AMENDMENT, dated as of April 25, 2000, by and

between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation

(the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent"), amends the Rights Agreement

(the "Rights Agreement"), dated as of June 10, 1986, as amended

March 31, 1987, July 30, 1987 and June 30 1992, between the

Company and the Rights Agent (as successor thereunder to The

Chase Manhattan Bank, N.A.).



                      W I T N E S S E T H :
                      - - - - - - - - - -


          WHEREAS, the Board of Directors of the Company has

authorized, subject to certain restrictions, the purchase by one of its stockholders of additional shares that would otherwise result in the stockholder becoming an "Acquiring Person" under the Rights Agreement; and



          WHEREAS, it is desirous for the Rights Agreement be

amended to evidence such approval, as well as to evidence the sale by the Phillips Family of their stockholdings and the

purchase by the Company of shares of Common Stock in a tender offer made by the Company in 1986.



          NOW, THEREFORE, for good and valuable consideration,

the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:



     1.   Definitions.   Capitalized terms used herein and not

otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.


     2.   Amendment of Definitions.  Section 1 of the Rights Agreement

is hereby amended as follows:

          (a)  The definition of "Acquiring Person" set forth in Section

1(a) is deleted in its entirety and the following substituted in lieu thereof :

               (a)  "Acquiring Person" shall mean any Person

          who or which, together with all Affiliates and

          Associates of such Person, shall be the Beneficial

          Owner of securities of the Company constituting a

          Substantial Block, but shall not include (i) any

          employee benefit plan of the Company, (ii) any

          members of the Lee Family, but only for so long as

          the aggregate number of shares of Common Stock of

          which the Lee Family is deemed to be the

          Beneficial Owner is less than or equal to 30% of

          the number of shares of Common Stock then

          outstanding or (iii) any Person who acquires a

          Substantial Block in connection with a transaction

          or series of transactions approved prior to such

          transaction or transactions by the Board of

          Directors.

          (b)  The definition of "Distribution Date" set forth in Section

1(g) is deleted in its entirety and the following substituted in lieu thereof:

               (g)  "Distribution Date" shall mean the

          earlier to occur of (i) the tenth day after the

          Stock Acquisition Date or (ii) the tenth day after

          the first public announcement of the commencement

          of, or the intent of any Person (other than the

          Company) to commence, a tender or exchange offer,

          if upon consummation thereof, such Person would be

          the beneficial owner of 30% or more of the

          outstanding shares of Common Stock (including any

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          such date that is after the date of this Agreement

          and prior to the issuance of the Rights).

          (c)  The definition of "Phillips Family" in Section 1(k) is deleted in its entirety and the definition of "Person" set forth in Section 1(j) is re-designated as Section 1(k).

          (d)  A definition of "Lee Family" is hereby inserted as a new

Section 1(j), as follows:

               (j)  "Lee Family" shall mean (i) C.C. Lee,

          Richard Lee, Harry N.S. Lee and George Lee (ii)

          their respective spouses and descendants and the

          spouses of such descendants, (iii) any trust, the

          entire beneficial interest of which is, during the

          term of such trust, held by and for the benefit of

          one or more of the foregoing individuals; and

          (iv) any corporation or limited liability company,

          at least 85% of the beneficial ownership interest

          of which is, and at all times continues to be,

          held by and for the benefit of one or more of the

          foregoing individuals.

          (e)  The definition of "Substantial Block" set forth in Section

1(m) is deleted in its entirety and the following substituted in lieu thereof:

               (m)  "Substantial Block" shall mean a number

          of shares of Common Stock that equals or exceeds

          20% of the number of shares of Common Stock then

          outstanding; provided, however, that in

          determining the number of shares of Common Stock

          outstanding at any time for such purpose, there

          shall be included all shares of Common Stock which

          have been purchased or otherwise acquired by the

          Company subsequent to March 2, 2000, whether such


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          shares are being held as treasury shares by the

          Company at such time or have been theretofore

          retired.  In determining the percentage of the

          outstanding shares of Common Stock with respect to

          which a Person is the Beneficial Owner, all shares

          to which such Person is the Beneficial Owner shall

          be deemed outstanding.

     3.   Miscellaneous.

          (a)  This Amendment shall be effective as of the date

hereof.

          (b)  This Amendment may be executed in one or more

counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same

instrument.



          IN WITNESS WHEREOF, the parties have caused this

Amendment to be duly executed as of the date first set forth above.

                              PHILLIPS-VAN HEUSEN CORPORATION



                              By:  /s/ Mark D. Fischer
                                 Name:  Mark D. Fischer
                                 Title:    Vice President

                              THE BANK OF NEW YORK



                              By:  /s/ Diana M. Ajjan
                                 Name:  Diana M. Ajjan
                                 Title:    Vice President






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